Exhibit 99.1

Cingulate Inc. Reports First Quarter 2022 Results

and Provides Clinical and Business Update

Announcement of First Subject Dosing for Anxiety Candidate CTx-2103 to Extend the Application of the Precision Timed Release™ Platform (PTR™)

KANSAS CITY, Kan., May 12, 2022 — Cingulate Inc. (NASDAQ: CING), a clinical-stage biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today announced its financial results for the three months ended March 31, 2022, and provided a clinical and business update, which includes the announcement of first subject dosing in its human formulation study of CTx-2103 (buspirone) for the treatment of anxiety.

“At its core, Cingulate has maintained a primary focus on addressing patients’ suboptimal treatment outcomes and overcoming unmet needs due to the limitations of current standard of care treatments,” said Cingulate Chief Science Officer Raul Silva, M.D. “Anxiety affects millions of individuals every day, and many of the available treatments are either addicting or abusable, of abbreviated duration, and need to be taken up to three times daily. CTx-2103 has the potential to address and remedy these shortcomings through a precise, single-dose therapeutic approach.”

Clinical and Business Update

CTx-2103: Cingulate has embarked on a program to develop CTx-2103 (buspirone), which would expand the PTR platform into the anxiety therapeutic category and extend the potential of PTR technology in another indication where multiple daily doses are required and the timing, style, and ratio of this medication delivery is paramount. The Company initiated a human formulation study for CTx-2103 in May 2022 and has dosed the first subject. Results from the study are expected in July 2022, and the site for the study is BDD Pharma, Glasgow, Scotland, UK.

Buspirone is the first nonbenzodiazepine anxiolytic introduced for the treatment of generalized anxiety disorder, first synthesized in 1968 and originally patented in 1975. The original indication was for the management of anxiety disorders or the short-term relief of anxiety. The efficacy of buspirone has been demonstrated in generalized anxiety disorder (GAD) and may also be used for the treatment of other neurological and psychiatric disorders.

CTx-2103 will be designed as a once-daily, multi-dose tablet with what the Company believes will be clear differentiation and compelling advantages over standard treatment options. In 2021, the US anxiety market exceeded $5.5 Bn with buspirone sales of nearly $2Bn.

CTx-1301: Cingulate has designed its clinical program for CTx-1301 (dexmethylphenidate), the Company’s lead investigational asset for the treatment of Attention Deficit/Hyperactivity Disorder (ADHD), based on U.S. Food and Drug Administration (FDA) feedback regarding its CTx-1301 initial Pediatric Study Plan (iPSP), and longstanding guidance on the accelerated approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act.

Cingulate plans to commence two CTx-1301 Phase 3 clinical studies in 2022: (1) a fixed-dose pediatric and adolescent safety and efficacy study, with dosing of the first patient targeted in the second half of 2022, and (2) a pediatric safety and efficacy dose-optimization study to assess the onset and duration of efficacy, also targeted to begin in the second half of 2022. Cingulate has experienced certain manufacturing delays; its contract manufacturing organization (CMO) has experienced operational resource issues in the manufacturing and delivery of clinical supply for the CTx-1301 fixed-dose study. This has delayed the first patient dosed, initially targeted for the second quarter of 2022. Manufacturing of the final two dosage strengths is expected to begin in the second or third quarter of this year. Results from the fixed-dose study are expected in late 2022/early 2023. Assuming Cingulate receives positive clinical results from its Phase 3 trials, the Company still plans to submit a New Drug Application (NDA) for CTx-1301 in late 2023 under the Section 505(b)(2) pathway.

In order to achieve the filing of our NDA for CTx-1301 in late 2023 for potential FDA approval, Cingulate believes that it will need approximately $21.5 million of additional capital, which amount has increased approximately $6.5 million from the original estimate due primarily to an estimated six months of additional operating expenses resulting from the manufacturing delay described above. Inflation and additional clinical site expenses and manufacturing costs are also expected. Cingulate will also need additional capital to advance its other programs. The Company is evaluating alternatives to raise additional capital, including equity and debt financing and non-dilutive strategic collaborations in the U.S. and abroad. In addition, Cingulate continues to evaluate commercial collaborations and strategic relationships with established pharmaceutical companies, which would provide more immediate access to marketing, sales, market access and distribution infrastructure.

CTx-1302: Cingulate plans to initiate a Phase 1/2 bioavailability study in ADHD patients for CTx-1302 (dextroamphetamine), its second investigational asset for the treatment of ADHD, in 2023 and, if the results from this study are successful, the Company plans to initiate pivotal Phase 3 clinical trials in all patient segments for CTx-1302 in late 2023 with results expected in late 2024.

First Quarter Results

Cash Position: As of March 31, 2022, Cingulate had $12.6 million in cash and cash equivalents, as compared to $16.5 million in cash and cash equivalents as of December 31, 2021. Cash and cash equivalents as of March 31, 2022, reflect the net proceeds of the Company’s IPO of approximately $20.4 million, which closed on December 10, 2021, less development and operating expenses which occurred in late 2021 and the first quarter of 2022. Based on the Company’s current operating plan, Cingulate expects its cash and cash equivalents as of March 31, 2022, will enable the Company to fund its research and development and general and administrative expenditures through late 2022.

R&D Expenses: Research and development expenses were $2.8 million for the three months ended March 31, 2022, compared to $0.6 million for the same period in 2021. Development activity has been increasing since late 2021 as the Company is active in study start-up phase of a Phase 3 clinical study, the fixed-dose pediatric and adolescent safety and efficacy study for CTx-1301. In addition, manufacturing the Phase 3 clinical supply for this study began in the first quarter of 2022. The Company has also incurred costs in the first quarter of 2022 relating to a human formulation study for CTx-2103.

G&A Expenses: General and administrative expenses were $2.2 million for the three months ended March 31, 2022, compared to $0.8 million for the same period in 2021. This increase relates to certain costs which have increased for the Company operating as a public company, including Directors and Officers insurance, audit and other professional fees and added personnel.

Net Loss: Net loss was $5.0 million for the three months ended March 31, 2022, compared to $1.3 million for the same period in 2021. This increase relates to the increased development activity as well as the increase in G&A expenses relating to additional costs to operate as a public company, both described above.

About Cingulate®

Cingulate Inc. is a clinical-stage biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of Attention Deficit/Hyperactivity Disorder (ADHD), Cingulate is identifying and evaluating additional therapeutic areas where its PTR technology may be employed to develop future product candidates, such as anxiety disorders.

Cingulate is headquartered in Kansas City, KS. For more information visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature.

These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 28, 2022. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Cingulate Inc.

Consolidated Balance Sheet Data

	March 31,	Dec. 31,
	2022	2021
Cash, cash equivalents and short-term investments	$12,615,113	$16,493,678
Working capital	12,942,662	17,705,601
Total assets	18,432,681	22,886,257
Total liabilities	2,414,080	2,042,715
Accumulated deficit	(56,735,775)	(51,732,264)
Total stockholders’ equity	16,018,601	20,843,542

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$2,762,284	$562,519
General and administrative	2,247,060	767,645
Operating loss	(5,009,344)	(1,330,164)

Interest and other income (expense), net	5,833	(3,759)
Loss before income taxes	(5,003,511)	(1,333,923)
Income tax benefit (expense)	-	-

Net loss	$(5,003,511)	$(1,333,923)

Net loss per share of common stock, basic and diluted	$(0.44)	N/A

Weighted average number of shares used in computing net loss per share of common stock, basic and diluted	11,309,412	N/A

Investor Relations

Thomas Dalton

Head of Investor & Public Relations, Cingulate Inc.

Tdalton@cingulate.com

913-942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

214-597-8200

Media Relations

Melyssa Weible

Elixir Health Public Relations

mweible@elixirhealthpr.com

201-723-5805